Exhibit 5.2

Barbara L. Borden

+1 858 550 6064

bordenbl@cooley.com

May 10, 2016

Sophiris Bio Inc.

1258 Prospect Street

La Jolla, CA 92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Sophiris Bio Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), in connection with the sale by the Company of warrants to purchase up to an aggregate of 1,785,714 shares of Common Stock (“Warrants”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-198782) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 10, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Warrants are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Warrant, those certain Securities Purchase Agreements, dated May 6, 2016, with respect to the Warrants and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed (i) that Company is validly existing under the laws of British Columbia, (ii) that the Company has the requisite corporate power to execute and deliver the Warrants (iii) that the Company has duly authorized the Warrants by all necessary corporate action and has executed and delivered the Warrants and (iv) that the execution, delivery and performance by the Company of the Warrants does not and will not violate the laws of British Columbia.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

Sophiris Bio Inc.

May 10, 2016

Page Two

Our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus against payment therefor, will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to equitable principles of general applicability.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley llp

By: /s/ Barbara L. Borden

Barbara L. Borden

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com